Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No 333-255586) and Form S-3 (Nos 333-256911 and 333-258143) of LifeMD, Inc. (the “Company”) of our report dated March 7, 2022, relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K of LifeMD, Inc.

/s/ Friedman LLP

Marlton, New Jersey
March 7, 2022